Contact: Thomas Coughlin, President & CEO Thomas Keating, CFO (201) 823-0700

BCB Bancorp, Inc. Earnings Increase 59.0 Percent to $4.6 Million in the First Quarter of 2018
Declares Cash Dividend of $0.14 Per  Share

BAYONNE, N.J., April 23, 2018 -- BCB Bancorp, Inc. (the "Company"), Bayonne, NJ (NASDAQ: BCBP), the holding company for BCB Community Bank (the "Bank"), today reported income increased 59.0 percent, to $4.6 million, or $0.29 per diluted share, for the first quarter of 2018, compared with $2.9 million, or $0.25 per diluted share, for the first quarter of 2017. In the preceding quarter, following the reevaluation of its net deferred tax asset by $2.2 million, net income was $1.3 million, or $0.08 per diluted share.
Additionally, the Company's board of directors declared a quarterly cash dividend of $0.14 per share. The dividend will be payable May 18, 2018 to shareholders of record May 4, 2018. The current annualized yield is 3.57 percent based on recent market prices.
"During the first quarter of 2018, we continued to improve our operating performance, with good loan origination and deposit growth as well as continued strong net interest income," stated Thomas Coughlin, President and Chief Executive Officer.  "Additionally, our recently completed acquisition of IA Bancorp, Inc. will provide tremendous opportunities to continue to generate strong revenue growth going forward.  We are focused on integrating the two banks and expect this acquisition will result in significant benefits to our expanding group of clients, communities and shareholders."
On April 17, 2018, the Company announced that it had completed its acquisition of IA Bancorp, Inc. and its wholly-owned subsidiary, Indus-American Bank, of Edison, New Jersey. Indus-American Bank has been merged with and into the Bank. As of the closing date, the combined company has approximately $2.306 billion in assets and 28 branches in New Jersey and New York.
First Quarter 2018 Financial Highlights
•	Net income increased 59.0 percent to $4.6 million, or $0.29 per diluted share, in 1Q18, compared to $2.9 million, or $0.25 per diluted share in 1Q17.
•	Net interest income, before the provision for loan losses, increased 12.6 percent to $16.4 million in the current quarter compared to $14.6 in the first quarter a year ago.
•	Net interest margin was 3.34 percent for the current quarter, compared to 3.43 percent in the first quarter a year ago.
•	Return on average assets was 0.92 percent in the current quarter, compared to 0.68 percent in the first quarter a year ago.
•	Return on average equity was 10.48 percent in the current quarter, compared to 9.48 percent in the first quarter a year ago.
•	Allowance for loan loss as a percentage of non-accrual loans improved to 172.7 percent, as compared to 103.2 percent at March 31, 2017.
•	Net loans receivable increased 7.4 percent to $1.765 billion at March 31, 2018, compared to $1.644 billion three months earlier.
•	Declared a quarterly cash dividend to shareholders of $0.14 per share.

Balance Sheet Review
Total assets increased by $139.5 million, or 7.2 percent, to $2.082 billion at March 31, 2018 from $1.943 billion at December 31, 2017. The increase in total assets occurred primarily as a result of an increase in loans receivable of $120.9 million, an increase in cash and cash equivalents of $13.1 million, and an increase in total securities available for sale of $4.7 million. Management is concentrating on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline as well as seeking opportunities to purchase securities in the secondary market that provide competitive returns in a risk-mitigated environment. It is our intention to grow our assets at a measured pace consistent with our capital levels and as business opportunities permit.

BCBP Reports First Quarter
2018 EarningsApril 23, 2018

Loans receivable increased by $120.9 million, or 7.4 percent, to $1.765 billion at March 31, 2018 from $1.644 billion at December 31, 2017, due to a robust loan pipeline in the first quarter. The increase resulted primarily from increases of $101.9 million in commercial real estate and multi-family loans, commercial business loans of $10.2 million, $6.5 million in residential one-to-four family loans, and $5.4 million in home equity loans, partly offset by decreases in construction loans of $2.0 million. The allowance for loan losses was $18.3 million, or 172.7 percent of non-performing loans and 1.03 percent of gross loans, at March 31, 2018 as compared to an allowance for loan losses of $17.4 million, or 133.3 percent of non-performing loans and 1.05 percent of gross loans, at December 31, 2017. This significant improvement in asset quality comes as a result of overall improvements in past due loans, foreclosures, and non-performing loans. As compared to December 31, 2017, past due loans decreased by 40.0 percent, while foreclosures and non-performing loans decreased by 12.0 percent and 18.5 percent, respectively.
Total cash and cash equivalents increased by $13.1 million, or 10.5 percent, to $137.3 million at March 31, 2018 from $124.2 million at December 31, 2017 primarily due to the Company's strategy to increase liquidity and our deposit base.
Total securities available for sale increased by $4.7 million, or 3.9 percent, to $127.3 million at March 31, 2018 from $122.6 million at December 31, 2017, as the Company deployed excess cash to improve returns on interest-earning assets and liquidity.
Deposit liabilities increased by $122.0 million, or 7.8 percent, to $1.691 billion at March 31, 2018 from $1.569 billion at December 31, 2017. The increase resulted primarily from increases of $77.3 million in certificates of deposit, $17.1 million in money market checking accounts, $14.0 million in NOW deposit accounts, $10.2 million in non-interest bearing deposit accounts, and $3.4 million in savings and club accounts. In addition to organic deposit growth being generated from the continued maturation of seven additional branches opened in 2016, the Company has also added listing service certificates of deposit and brokered certificates of deposit to fund loan growth, which totaled $34.5 million and $122.4 million, respectively, at March 31, 2018.
Long-term debt increased by $15.0 million, or 8.1 percent, to $200.0 million at March 31, 2018 from $185.0 million at December 31, 2017, the net result of Federal Home Loan Bank ("FHLB") advances and scheduled maturities. These borrowings augmented deposits as the Company's funding source for originating loans and investing in investment securities. The weighted average interest rate of borrowings was 2.03 percent at March 31, 2018.
Stockholders' equity increased by $932,000, or 0.5 percent, to $177.4 million at March 31, 2018 from $176.4 million at December 31, 2017. The increase in stockholders' equity was primarily attributable to an increase in retained earnings of $2.5 million, or 8.0 percent, to $33.7 million at March 31, 2018 from $31.2 million at December 31, 2017, resulting primarily from net income of $4.6 million less dividends paid of $2.2 million, partly offset by an increase in accumulated other comprehensive losses of $1.8 million, or 58.5 percent, related to an unrealized loss of $5.0 million at March 31, 2018 from an unrealized loss of $3.2 million at December 31, 2017. The Company accrued a dividend payable for the first quarter on our outstanding preferred stock of $166,000 which will be paid in the second quarter.
Income Statement Review
Net interest income increased by $1.8 million, or 12.6 percent, to $16.4 million for the first quarter of the 2018 from $14.6 million for the first quarter of 2017. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $265.0 million, or 15.6 percent, to $1.967 billion in the first quarter of 2018 from $1.702 billion for the first quarter a year ago. Net interest margin was 3.34 percent for the first quarter of 2018 compared to 3.43 percent for the first quarter a year ago. "The slight margin compression resulted from rising costs of funds and increased liquidity levels, as well as some decline in average loan yields," added Coughlin.
Interest income on loans receivable increased by $2.0 million, or 11.3 percent, to $19.5 million for the three months ended March 31, 2018 from $17.5 million as compared to the three months ended March 31, 2017. The increase was primarily attributable to an increase in the average balance of loans receivable of $196.3 million, or 12.9 percent, to $1.721 billion for the three months ended March 31, 2018 from $1.525 billion for the three months ended March 31, 2017, partly offset by a decrease in the average yield on loans of six basis points to 4.54 percent for the three months ended March 31, 2018 from 4.60 percent for the three months ended March 31, 2017. The increase in the average balance of loans receivable was in accordance with the Company's growth strategy, which included growing the Bank's geographic footprint vis-à-vis our organic branching strategy and the hiring of seasoned loan and business development officers. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company's primary market area.
Interest income on securities increased by $173,000, or 27.5 percent, to $803,000 for the three months ended March 31, 2018 from $630,000 for the three months ended March 31, 2017. This increase was primarily due to an increase in the average balance of securities of $27.4 million, or 28.6 percent, to $123.4 million for the three months ended March 31, 2018 from $96.0 million for the three months ended March 31, 2017, partly offset by a decrease in the average yield on securities of 17 basis points to 2.60 percent for the three months ended March 31, 2018 from 2.77 percent for the three months ended March 31, 2017. The decrease in the average yield on securities related to the mix of investments in the portfolio.

BCBP Reports First Quarter
2018 EarningsApril 23, 2018

Interest income on other interest-earning assets increased by $335,000, or 118.4 percent to $618,000 for the three months ended March 31, 2018 from $283,000 for the three months ended March 31, 2017. This increase was primarily due to an increase in the yield on other interest-earning assets of 130 basis points to 2.01 percent for the three months ended March 31, 2018 from 0.71 percent for the three months ended March 31, 2017, as well as an increase in the average balance of other interest earning assets of $41.3 million, or 50.5 percent, to $123.2 million for the three months ended March 31, 2018 from $81.8 million for the three months ended March 31, 2017. The increase in the average balance of other interest-earning assets related to an increase in interest-earning deposits held with the Federal Reserve Bank and the FHLB and is consistent with the Company's strategy of maintaining appropriate levels of liquidity. The increase in the average yield on other interest-earning assets correlates to the increases in the fed funds rate that have occurred over the last 12 months.
Total interest expense increased by $652,000, or 16.9 percent, to $4.5 million for the three months ended March 31, 2018 from $3.8 million for the three months ended March 31, 2017. This increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $184.8 million, or 12.8 percent, to $1.633 billion for the three months ended March 31, 2018 from $1.448 billion for the three months ended March 31, 2017, as well as an increase in the average rate on interest-bearing liabilities of 4 basis points to 1.10 percent for the three months ended March 31, 2018 from 1.06 percent for the three months ended March 31, 2017. The increase in total interest expense was lessened by lower borrowing expense due to the scheduled repayment of high-cost long-term borrowings that were repaid in 2017.
Net interest margin was 3.34 percent for the three-month period ended March 31, 2018 and 3.43 percent for the three-month period ended March 31, 2017. The decrease in the net interest margin was the result of the competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.
Total non-interest income increased by $1.1 million, or 46.4 percent, to $3.4 million for the three months ended March 31, 2018 from $2.3 million for the three months ended March 31, 2017. The increase in total non-interest income mainly related to an increase in other non-interest income of $2.2 million for the three months ended March 31, 2018 from $28,000 for the three months ended March 31, 2017 as a result of $2.1 million in proceeds received from a legal settlement, as well as an increase in the gain on sale of loans of $245,000 to $583,000 for the three months ended March 31, 2018 from $338,000 for the three months ended March 31, 2017. These increases were partly offset by a gain on sale of other real estate owned properties that totaled $1.2 million for the three months ended March 31, 2017, with no comparable gains for the three months ended March 31, 2018, as well as a loss on equity securities of $127,000 for the three months ended March 31, 2018 with no comparable losses in the three months ended March 31, 2017. The addition of gains and losses on equity securities to the Company's consolidated financial statements comes as a result of the adoption of ASU 2016-01.
Total non-interest expense increased by $449,000, or 3.9 percent, to $12.0 million for the three months ended March 31, 2018 from $11.6 million for the three months ended March 31, 2017. Salaries and employee benefits expense increased by $177,000, or 2.9 percent, to $6.3 million for the three months ended March 31, 2018 from $6.1 million for the three months ended March 31, 2017. Professional fees increased by $142,000, or 39.1 percent, to $505,000 for the three months ended March 31, 2018 from $363,000 for the three months ended March 31, 2017. The increase in professional fees relates mainly to expenses incurred with in the process of the Company's acquisition of IA Bancorp. Data processing costs increased by $76,000, or 11.6 percent, to $729,000 for the three months ended March 31, 2018 from $653,000 for the three months ended March 31, 2017. Other non-interest expense increased by $175,000, or 11.1 percent, to $1.7 million for the three months ended March 31, 2018 from $1.6 million for the three months ended March 31, 2017. Other non-interest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and other fees and expenses. The increase in total-non-interest expense was partly offset by decreases in regulatory assessments of $122,000, or 33.8 percent, to $239,000 for the three months ended March 31, 2018 from $361,000 for the three months ended March 31, 2017, as well as decreases in occupancy and equipment expense of $96,000, or 4.4 percent, to $2.1 million for the three months ended March 31, 2018 from $2.2 million for the three months ended March 31, 2017, and a reduction in advertising expense of $58,000, or 40.6 percent, to $85,000 for the three months ended March 31, 2018 from $143,000 for the three months ended March 31, 2017.
The income tax provision decreased by $104,000, or 5.3 percent, to $1.8 million for the three months ended March 31, 2018 from $1.9 million for the three months ended March 31, 2017. The decrease in the income tax provision comes as a result of the lower tax provision as mandated by enactment of the Tax Cuts and Jobs Act of 2017, partly offset by higher taxable income for the three months ended March 31, 2018 as compared to that same period for 2017. The consolidated effective tax rate for the three months ended March 31, 2018 was 28.4 percent compared to 40.0 percent for the three months ended March 31, 2017.

BCBP Reports First Quarter
2018 EarningsApril 23, 2018

Asset Quality
"We saw a significant improvement in asset quality during the quarter, which comes as a result of overall improvements in past due loans, foreclosures, and non-performing loans," said Coughlin. "As a result, past due loans decreased by 40.0 percent, while foreclosures and non-performing loans decreased by 12.0 percent and 18.5 percent, respectively, compared to three months earlier."
Nonperforming loans totaled $10.6 million, or 0.60 percent of gross loans at March 31, 2018, compared to $13.4 million, or 0.80 percent of gross loans at December 31, 2017 and $17.0 million, or 1.10 percent of gross loans, a year earlier. There were no loans past due 90 days and still accruing at March 31, 2018, compared to $315,000 at December 31, 2017. There were no loans past due 90 days and still accruing at the end of the first quarter a year ago.
Performing restructured loans that were not included in nonaccrual loans at March 31, 2018, were $21.4 million, compared to $20.1 million at December 31, 2017 and $22.2 million at March 31, 2017. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans.
Other real estate owned (OREO) totaled $1.4 million at March 31, 2018, compared to $532,000 at December 31, 2017 and $2.6 million March 31, 2017.
Nonperforming assets (NPAs), consisting of nonperforming loans, OREO, and loans delinquent 90 days or more, were $12.0 million, or 0.58 percent of assets, at March 31, 2018, compared to $13.9 million, or 0.71 percent of assets, three months earlier, and $19.6 million, or 1.08 percent of assets, a year ago.
The first quarter provision for loan losses was $1.3 million compared to $325,000, in the preceding quarter and $498,000 in the first quarter a year ago.  The allowance for loan losses was $18.3 million, or 1.03 percent of gross loans at March 31, 2018, compared to $17.4 million, or 1.05 percent of gross loans at December 31, 2017, and $17.5 million, or 1.13 percent of gross loans a year ago.  As of March 31, 2018, the allowance for loan losses represented 172.7 percent of nonaccrual loans compared to 133.3 percent three months earlier, and 103.2 percent one year earlier.  Net charge-offs were $380,000 in the first quarter, compared to $1.4 million in the preceding quarter and $181,000 in the first quarter a year ago.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 28 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Manhattan. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

BCBP Reports First Quarter
2018 EarningsApril 23, 2018

In addition to factors previously disclosed in the Company's reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the Merger; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports First Quarter
2018 EarningsApril 23, 2018

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	March 31,	December 31,
	2018	2017

ASSETS
Cash and amounts due from depository institutions	$13,299	$16,460
Interest-earning deposits	124,035	107,775
Total cash and cash equivalents	137,334	124,235

Interest-earning time deposits	980	980
Debt securities available for sale	119,158	114,295
Equity investments	8,166	8,294
Loans held for sale	208	1,295
Loans receivable, net of allowance for loan losses
of $18,337 and $17,375 respectively	1,764,597	1,643,677
Federal Home Loan Bank of New York stock, at cost	10,886	10,211
Premises and equipment, net	18,295	18,768
Accrued interest receivable	6,052	6,153
Other real estate owned	1,412	532
Deferred income taxes	6,144	5,144
Other assets	9,081	9,253
Total Assets	$2,082,313	$1,942,837

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$211,251	$201,043
Interest bearing deposits	1,480,102	1,368,327
Total deposits	1,691,353	1,569,370
Short-term debt	-	-
Long-term debt	200,000	185,000
Subordinated debentures	4,124	4,124
Other liabilities and accrued interest payable	9,450	7,889
Total Liabilities	1,904,927	1,766,383

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,342 shares of series C 6% and series D 4.5% noncumulative perpetual preferred stock (liquidation value $10,000 per share) at March 31, 2018 and 1,342 shares
of series C 6% and series D 4.5% noncumulative preferred stock at December 31, 2017	-	-
Additional paid-in capital preferred stock	13,241	13,241
Common stock; no par value; 20,000,000 shares authorized, issued 17,586,243 and 17,572,942 at March 31, 2018 and December 31, 2017, respectively, outstanding 15,055,400 shares and
15,042,179 shares, respectively	-	-
Additional paid-in capital common stock	164,512	164,230
Retained earnings	33,728	31,241
Accumulated other comprehensive (loss)	(4,979)	(3,142)
Treasury stock, at cost, 2,530,763 shares at March 31, 2018 and December 31, 2017	(29,116)	(29,116)
Total Stockholders' Equity	177,386	176,454

Total Liabilities and Stockholders' Equity	$2,082,313	$1,942,837

BCBP Reports First Quarter
2018 EarningsApril 23, 2018

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)
	Three Months Ended March 31,
	2018	2017
Interest income:
Loans, including fees	$19,521	$17,542
Mortgage-backed securities	699	527
Municipal bonds and other debt	104	103
FHLB stock and other interest earning assets	618	283
Total interest income	20,942	18,455

Interest expense:
Deposits:
Demand	797	673
Savings and club	97	99
Certificates of deposit	2,730	2,011
	3,624	2,783
Borrowed money	878	1,067
Total interest expense	4,502	3,850

Net interest income	16,440	14,605
Provision for loan losses	1,342	498

Net interest income after provision for loan losses	15,098	14,107

Non-interest income:
Fees and service charges	710	796
Gain on sales of loans	583	338
Loss on bulk sale of impaired loans held in portfolio	(24)	-
Gain on sales of other real estate owned	-	1,151
Loss on Equity investments	(127)	-
Other	2,244	28
Total non-interest income	3,386	2,313

Non-interest expense:
Salaries and employee benefits	6,267	6,090
Occupancy and equipment	2,062	2,158
Data processing and service fees	729	653
Professional fees	505	363
Director fees	201	180
Regulatory assessments	239	361
Advertising and promotional	85	143
Other real estate owned, net	31	42
Merger related costs	145	-
Other	1,747	1,572
Total non-interest expense	12,011	11,562

Income before income tax provision	6,473	4,858
Income tax provision	1,841	1,945

Net Income	$4,632	$2,913
Preferred stock dividends	166	118
Net Income available to common stockholders	$4,466	$2,795
Net Income per common share-basic and diluted
Basic	$0.30	$0.25
Diluted	$0.29	$0.25
Weighted average number of common shares outstanding
Basic	15,048	11,278
Diluted	15,181	11,360

BCBP Reports First Quarter
2018 EarningsApril 23, 2018

	Financial condition data by quarter
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016

	(In thousands)
Total assets	$ 2,082,313	$ 1,942,837	$ 1,871,740	$ 1,815,843	$ 1,805,332	$ 1,708,208
Cash and cash equivalents	137,334	124,235	97,618	75,047	114,422	65,038
Securities available for sale	127,324	122,589	100,077	105,803	106,183	94,765
Loans receivable, net	1,764,597	1,643,677	1,619,245	1,577,181	1,528,756	1,485,159
Deposits	1,691,353	1,569,370	1,546,148	1,496,260	1,513,844	1,392,205
Borrowings	200,000	185,000	138,000	174,000	155,000	175,000
Stockholders' equity	177,386	176,454	177,568	132,781	127,011	131,081

	Operating data by quarter
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016

	(In thousands, except for per share amounts)
Net interest income	$ 16,440	$ 16,642	$ 15,574	$ 15,063	$ 14,605	$ 14,402
Provision for loan losses	1,342	325	511	776	498	102
Non-interest income	3,386	1,515	1,633	2,022	2,313	1,433
Non-interest expense	12,011	12,035	11,299	12,148	11,562	11,649
Income tax expense	1,841	4,458	2,180	1,648	1,945	1,611
Net income	$ 4,632	$ 1,339	$ 3,217	$ 2,513	$ 2,913	$ 2,473
Net income per share:	$ 0.30	$ 0.08	$ 0.25	$ 0.21	$ 0.25	$ 0.20
Common Dividends declared per share	$ 0.14	$ 0.14	$ 0.14	$ 0.14	$ 0.14	$ 0.14

	Financial Ratios
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Return on average assets	0.92%	0.28%	0.70%	0.56%	0.68%	0.60%
Return on average stockholder's equity	10.48%	3.01%	9.17%	7.90%	9.48%	7.64%
Net interest margin	3.34%	3.56%	3.50%	3.45%	3.43%	3.48%
Stockholder's equity to total assets	8.52%	9.08%	9.49%	7.31%	7.04%	7.67%

	Asset Quality Ratios
	(In thousands, except for per share amounts)
		Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Non-Accrual Loans	$ 10,619	$ 13,036	$ 16,958	$ 15,456	$ 16,987	$ 15,652
Non-Accrual Loans as a % of Total Loans	0.60%	0.78%	1.03%	0.97%	1.10%	1.04%
ALLL as % of Non-Accrual Loans	172.68%	133.28%	108.79%	116.23%	103.17%	109.95%
Impaired Loans	36,199	37,786	40,992	43,326	45,830	45,419
Classified Loans	20,299	21,730	26,663	27,422	29,357	29,324